Exhibit 99.2

August 10, 2015

Fellow Shareholders,

The necessity for businesses to adapt has always been important. Heraclitus, a philosopher from ancient Greece, was obsessed with the notion of ever-present change in the universe. He wrote prolifically on the subject, his most famous quote being: “No man ever steps in the same river twice, for it’s not the same river and he’s not the same man.”

Farmers is not exempt from change, and the last quarter represents our extraordinary evolution into a larger community bank. We closed our merger with National Bancshares Corporation and announced our acquisition of Tri-State 1st Banc., Inc. Farmers is not the same bank it was a few months ago. We are a much better organization adding talented managers, associates and board members who are contributing their talents to our future success.

While our business structure has changed and will continue to evolve, our company’s market-leading “customer first” culture will always be a core operating value that will remain constant. One of the many reasons we were attracted to First National Bank of Orrville and 1st National Community Bank was that both companies had the same commitment to excellence in community banking and customer service as Farmers … and our coming together is a welcomed change we can all support and celebrate.

Completion of Merger with National Bancshares Corporation

We announced the closing of the merger with National Bancshares Corporation, the holding company of First National Bank of Orrville, on June 19, 2015. I am pleased we were able to accomplish our goal of closing the acquisition before the end of the second quarter and I am encouraged by the steady pace of the integration.

The transition of First National Bank branches to Farmers National Bank will begin in late October/early November and will take place over a weekend for minimal interruption. Once converted, all customers will have access to the modern, state-of-the art mobile banking app that Farmers is proud to offer as a delivery channel to our customers.

I have stated since the early announcement of our partnership that our first priority is to make the transition to Farmers National Bank as easy as possible for both customers and shareholders. We are making sure that many things will not change – such as our commitment to providing superb service, supporting our neighbors and communities, and conducting ourselves in a manner that earns your trust each and every day. We will be communicating with First National customers throughout the process and have launched a dedicated conversion website, www.farmersbankgroup.com/welcome-fnb.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Acquisition of Tri-State 1st Banc, Inc.

On June 24, 2015, Farmers National Banc Corp. and Tri-State 1st Banc, Inc. announced an agreement and plan of merger with Tri-State 1st Banc, Inc., the holding company for 1st National Community Bank headquartered in East Liverpool, Ohio. We are excited to announce our second acquisition in 2015, which will further enhance Farmers’ brand and deliver additional long-term value for our shareholders.

The acquisition will increase Farmers’ market share by 65% in Columbiana County, and we will now have the second highest deposit base in the county. In addition, this transaction will serve as an entrance into the Pennsylvania market for Farmers. Tri-State has an excellent low-cost deposit base with over $54 million in non-interest bearing deposits as of March 31, 2015 and an overall cost of funds of 0.22% for the three months ended March 31, 2015. This transaction helps Farmers continue to grow its market share, balance sheet and earnings.

Upon closing of the transaction, Farmers will have approximately $1.8 billion in assets and 38 banking locations throughout Ohio and western Pennsylvania. We expect the transaction to be accretive to earnings per share for the first full year of operation, excluding one-time merger costs, and expect any tangible book value dilution created in the transaction to be earned back in approximately two years. Following the close of the transaction, it is expected that Farmers will continue to exceed “well-capitalized” thresholds under all regulatory definitions.

Conclusion

Our strategic growth plan has positioned our bank for unprecedented levels of success. We have changed to fully embody our new tagline of “bigger small banking” in that we now have the size to protect our corporate interests while remaining nimble enough to continue serving our shareholders and customers, as a truly engaged community bank should.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com